Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated April 15, 2009, relating to the consolidated financial statements, of Synergy Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
New York, New York

December 7, 2009